Exhibit 99.2

Under Armour: Second Quarter 2008 Earnings Call – Brad Dickerson

Thanks, Kevin. We will now take a few moments to review key financial highlights for the quarter and year-to-date, and then discuss our outlook for the full year.

Beginning with the income statement, our net revenues for the second quarter grew 30% over the prior year quarter. The growth was largely driven by our successful launch of Performance Trainers during the quarter. Year-to-date, our total net revenues increased 28%. This was at the high-end of our previously provided outlook of 26-28% growth for the first half.

Our apparel business was up 10% in the second quarter, with our Youth segment showing the strongest percentage growth at 29%. As discussed during our last earnings call, in April we successfully implemented a new warehouse management system. In anticipation of this, some of our customers elected to take shipments in March that were originally planned for early April. This impacted the apparel growth in our second quarter. However, year-to-date our apparel net revenues were up 18%, which is more closely in-line with our full year projection of over 20% apparel growth.

Our direct-to-consumer channel continues to be a strong performer across the board, whether you’re talking about the web, outlet, or our newly opened specialty retail stores. This channel grew more than 75% during the quarter. Additionally, we opened our second full-price specialty store in the Fox Valley Mall in Aurora, Illinois and are opening our third store in Natick, Massachusetts very soon.

While our international revenue in the first quarter was impacted by one of our major accounts in the UK, our growth rate in the second quarter was strong bringing our year-to-date growth ahead of our overall company growth.

As anticipated, our second quarter gross margins were impacted by the launch of our performance trainers. In fact, 310 basis points of the 370 basis point decline was related to footwear. Footwear represented 29% of our net revenues during the second quarter of this year compared to only 17% in the prior year’s period. The balance of the decline in gross margin was a result of several factors including product mix, higher transportation costs, and a discount to customers on a few discontinued styles limited to the second quarter. This was partially offset by the gross margins associated with our Direct-to-Consumer revenues.

SG&A as a percentage of net revenues for the quarter increased 100 basis points from the prior year quarter to 43.2% driven by our previously announced plans to shift a greater portion of our marketing dollars to the first half of this year to support our Performance Training launch. Marketing expense grew from 13.5% of net revenues in the second quarter of last year to 14.4% this year and was a main driver of our SG&A deleverage. Selling costs also deleveraged in the quarter due to costs incurred to support the growth of our Direct-to-Consumer business. However, it is worth noting that our corporate service costs leveraged in the quarter.

Operating income for the quarter was $3.3 million compared to $8.2 million in the prior year. Operating margin for the second quarter was 2.1% compared to 6.8% in the prior-year quarter. The decrease in operating margin was driven by the previously discussed decline in gross margins and the planned increases in SG&A, specifically marketing.

Our effective income tax rate for the second quarter was 44.7% compared to 40.9% in the same period last year. This increase in our tax rate was due to an increase in the Maryland state income tax rate beginning in 2008 and additional one-time true-ups occurring in the second quarter of 2008.

Our resulting net income for the quarter was $1.4 million compared to $5.7 million last year. Second quarter diluted earnings per share was $0.03 compared to $0.11 in the prior year.

Year-to-date, our diluted earnings per share totaled $0.09 compared to our previous outlook of $0.06 for the first half of the year. The continued demand for our products along with visibility and controls around spending, allowed us to exceed our original earnings outlook for the first half.

Now I would like to move on to the balance sheet. Total cash and cash equivalents at the end of the quarter were $13.3 million compared to $40.6 million at December 31, 2007, and $25.7 million at the end of the second quarter of 2007. The year-over-year decrease was primarily the result of investments in inventory and capital expenditures. Consistent with prior years, the seasonality of our business typically results in the second and third quarters having the lowest cash balances of the year. For the full-year 2008, we continue to expect cash to remain relatively flat from our 2007 year-end balance. At the quarter end, we had $95 million available on our $100 million line of credit facility.

Net accounts receivable increased 24% on a year-over-year basis, which was below our net revenue growth for the quarter. In 2008 we continue to expect net accounts receivable to grow in line with top-line growth.

During previous calls, we have discussed various operational initiatives that we were putting in place to drive improvement in our inventory management. Those operational initiatives are in process, and have begun to pay-off. At the end of the second quarter, inventory increased 43% year-over-year to $183.9 million compared to $128.8 million at June 30, 2007 and $166.1 million at December 31, 2007. As we projected, this 43% year-over-year inventory growth rate in the second quarter marked a deceleration from the inventory growth rate reported for the first quarter. We continue to anticipate incremental improvement in the inventory growth rate as we move through the year. As we previously stated, by the end of the third quarter, we expect inventory growth to be in-line with sales growth, and by the end of the fourth quarter, we are projecting inventory to grow at a rate below our sales growth.

Our investment in capital expenditures for the second quarter was approximately $13 million. Our full-year 2008 capital investments are still planned at approximately $40 million to $42 million.

Now moving to the outlook for the remainder of the year.

Our outlook is a reflection of how we think our business will perform based on the strength of our brand, strength of our product, and our investments, balanced with sensitivity to the current macroeconomic environment.

For the first half of 2008, we met our top line projections, reported a strong deceleration in our inventory growth rate, and exceeded our EPS outlook. Our results in the first half and our visibility into the second half, give us continued confidence in our top line projections for the year. We continue to plan our men’s apparel to grow in the range of our long-term growth targets of 20% to 25%. Additionally, our women’s and youth apparel are projected to grow at an even faster rate, much as they did in the first six months of 2008. In addition, we continue to expect our International top line growth to outpace the company’s overall year-over-year growth rate. Therefore, we are reiterating our 2008 full year net revenue guidance of $765 million to $775 million, which represents 26% to 28% growth over 2007.

We continue to expect our full year 2008 gross margin to be approximately 50%, or 30 basis points lower than 2007.

We believe in the opportunities for this Brand and are committed to making investments to drive our future growth. Additionally, we are still on-track to invest at the high end of the 12% to 13% of net revenues for marketing in 2008 up from 11.7% in 2007. However, based on our results in the second quarter and controls around planned investments for the year, we are now anticipating only a 30 basis point increase in SG&A as a percentage of net revenues versus the 40 basis point increase previously estimated.

As a result, we are raising our income from operations outlook for 2008. We now believe full year income from operations will grow 21% to 22%, for a full-year range of $104.5 million to $105.5 million compared to the $103.5 million to $104.5 million previously anticipated.

Based on projected interest expense for the full year and foreign currency exchange impact to-date, we estimate our Net Other Expense to be approximately $1.4 million for the year.

For the full year we are now estimating an effective tax rate of 42.6%, up from 41.0% in 2007. This increase in the full-year tax rate is mainly attributable to an increase in the state income tax rate for Maryland, our home-base state, from 7.0% to 8.25% beginning in January of 2008. Our weighted average diluted share count is estimated to be approximately 50.5 million shares.

Now that we have discussed our full year outlook, I would like to provide some color on the seasonality of our business in the back half.

First, starting with net revenues. During the first six months, we shipped about 70% of the approximately 1 million pairs of Performance Trainers planned for the year. Over three-quarters of the balance left to ship for the year will go out in the fourth quarter. As Kevin stated earlier, our Direct-to-Consumer revenues are expected to make up 25% of our incremental growth in the back-half of the year, with the biggest impact in the fourth quarter due to the holiday shopping season as well as the timing of new store openings for our full-price specialty and outlet. Because of the timing of the remaining Performance Trainer shipments, and the growth in our Direct-to-Consumer business, net revenues for the third and fourth quarters are expected to be similar, which is a change in seasonality from prior years.

Although the majority of the remaining Performance Trainers are shipping in the fourth quarter, the impact of Direct-to-Consumer revenues in that quarter is expected to lead to year-over-year improvement in our fourth quarter gross margins.

In the third quarter of 2008, marketing as a percentage of net revenues is expected to be similar to the percentage in the third quarter of 2007. We are still planning marketing for the full year to be at the high-end of the range of 12% to 13% of net revenues. Therefore, marketing in the fourth quarter is expected to decrease year-over-year as a percentage of net revenues.

Based on the timing of investments, largely around our direct-to-consumer growth initiatives, non-marketing SG&A expenses for the remainder of the year are expected to be comparable in the third and fourth quarters.

In 2007, the third quarter showed the highest earnings of any quarter during the year. However, as a result of these items related to both the top line and expenses, the fourth quarter is now expected to be our highest net income quarter in 2008. We hope that this discussion has helped you understand the timing differences impacting our second half of the year.

Our company remains focused on executing our growth plan for 2008 and investing in our future. Like the athletes we build product for, we continue to challenge ourselves and find ways to make incremental improvements to the way we operate. With the growth initiatives we are currently investing in, the strategy we are building, and the additions we have made to our executive team over the last twelve months, we are building the foundation for large, scalable businesses. We are a culture of growth balanced with a culture of profitability.

At this time, Kevin, Wayne, and I would like to open the call for your questions. We ask that you limit your questions to one or two per person, so we can get to as many of you as possible. Operator?

Forward Looking Statements

Some of the statements contained in this script constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this script reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: our ability to forecast and manage our growth effectively; our ability to develop and launch effectively new or updated products; our ability to accurately forecast consumer demand for our products; changes in general economic or market conditions; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and our ability to maintain effective internal controls. The forward-looking statements contained in this script reflect our views and assumptions only as of the date of this script. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

8